EXHIBIT 10(aq)

                              SECOND OEM AMENDMENT

This Second Amendment ("Amendment") is made and entered into as of the 25th day of October 2000 by and between Artifex Software Inc., with its principal place of business located at San Rafael, California ("Supplier"), and ITEC, with its principal place of business located at San Diego, California ("Distributor").

The text of this Amendment shall consist of the text of the existing OEM Agreement of July 1, 1999 and the First OEM Amendment of September 7, 1999 between Artifex Software Inc. "Supplier" and ITEC "Distributor", with the following exceptions:

Replace Exhibit D in its entirety with the following:

                                    EXHIBIT D

D-1. Right to Sublicense.

Subject to Distributor's payment obligations in Section 3 of this Agreement, Distributor may sublicense its right to publish and distribute copies of the Product incorporating the Software set forth in Section 1(a)(iii), provided that any agreement granting such rights shall contain provisions substantially the same as those set forth in Sections 1(c), 1(d), 1(e), 7, 9.1, 10, 11, 12, and
18.4 hereof, and provided, further, that no such sublicensee shall have any right to modify the Software or sublicense (other than an end-user license of the unmodified Software with terms consistent with those required by this Paragraph) the rights granted to it by Distributor. Supplier shall have no warranty or other obligations to any such sublicensee, and Distributor shall indemnify and hold Supplier harmless from and against any claim arising out of any such sublicense, such sublicensee's actions, or any warranties made by or on behalf of Distributor to such sublicensee. With respect to sublicensees, the Software is provided "AS IS" without warranty of any kind.

D-2. Marking of Copies.

Subject to Distributor's payment obligations hereunder, no identification of individual copies is required under this Agreement.

D-3. Fees, Payments, Reports, and Records.

D-3.1 Fees.

(a) License Fee. Distributor shall pay Supplier a one-time license fee of One million, two hundred thousand (1,200,000) shares of Distributor's common stock or Five hundred thousand dollars ($500,000). The number of shares of Distributor's common stock to be delivered hereunder shall be adjusted for any splits, stock dividends paid, etc. from the effective date of this Amendment to the date that such common stock is actually delivered to Supplier. Supplier shall have the right to have its shares delivered hereunder registered, at the expense of Distributor, with any appropriate registration statement filed by Distributor. Distributor agrees to file with the Securities and Exchange Commission a registration statement including the shares

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delivered hereunder within no more than One hundred eighty (180) days from the effective date of this Amendment. Upon Supplier's receipt of the license fee, Distributor's license hereunder shall become fully paid-up and royalty free. Such fee is exclusive of, and Distributor shall pay for, shipping, any sales, use, property, value added or similar taxes, federal, state, or local, or other charges imposed on or with respect to the Software or its delivery, use or possession, except taxes based upon the net income of Supplier.

(b) Prepaid License Fees.  No prepaid license fees are due under this Agreement.

(c) Major Version Fee. There is no Major Version fee due under this Agreement.

(d) Continued Support Fee. For each year of Continued Support, Distributor shall pay Supplier the amount of Twenty thousand dollars ($20,000), to be paid quarterly as provided in Paragraph D-3.2(a), below.

(e) Technology Access Fee. There is no technology access fee due under this Agreement.

D-3.2 Payment.

(a) Fee Due Dates. Payment under section D-3.1(a) shall be due and payable on the effective date of this Amendment Payment under section D-3.1(d) shall be due on the first day of the quarter for which Continued Support is to be provided.

(b) Invoices; Prompt Payment. Supplier shall invoice Distributor as the fees set forth in section D-3.1(d) becomes due. Distributor shall pay within thirty (30) days of the invoice's date unless Supplier agrees to other terms in advance in writing.

(c) Payment Currency and Instrument. All payments hereunder shall be in U.S. dollars, by check drawn on a U.S. bank.

D-3.3. Reports.

This Agreement does not require Distributor to provide Supplier with any reports.

D-3.4. Records.

This Agreement does not require Distributor to keep any specific records.

All other terms and conditions of the existing OEM Agreement shall apply to the licensing of Ghostscript (the Software).

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the date first set forth above.


SUPPLIER                                       DISTRIBUTOR
Artifex Software Inc.                          Imaging Technologies Corporation

By:___________________                         By:__________________________

Name: Miles Jones                              Name:  Brian Bonar

Title: President                               Title: CEO

Date:_________________                         Date:_________________